EXHIBIT 16 TO FORM 8-K

November 7, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated November 7, 1997, of Eagle Bancgroup, Inc and are in agreement with the statements contained in the paragraphs three and four on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                         /s/ Ernst & Young LLP